UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2014

AV Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-07395	23-1739078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8601 N. Scottsdale Rd. Suite 225 Scottsdale, Arizona	85253
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 214-7400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2014, AV Homes, Inc. (the “Company”) entered into an employment agreement with Roger A. Cregg (the “Employment Agreement”), effective as of January 1, 2014, pursuant to which Mr. Cregg and the Company agreed to Mr. Cregg’s continued employment as President and Chief Executive Officer of the Company. The Employment Agreement has a thirty-six (36) month term, which renews for an additional thirty-six (36) month term unless either party provides at least one hundred eighty (180) days’ written notice to the other of its intention to terminate upon the expiration of the original term. In general, the Company may terminate Mr. Cregg’s employment with or without Cause (as defined in the Employment Agreement), and Mr. Cregg may terminate his employment for any reason or for Good Reason (as defined in the Employment Agreement), and shall use his best efforts to provide at least thirty (30) days’ written notice of any such termination to the Company. The Company agreed to reimburse Mr. Cregg for his legal expenses in connection with negotiation of the Employment Agreement up to $10,000.

Pursuant to the Employment Agreement, Mr. Cregg will receive an annual base salary of $400,000, and beginning in 2015 his annual base salary will be subject to annual review by the Board of Directors and may be increased or decreased pursuant to such review. Mr. Cregg will be entitled to participate in all employee benefit plans and programs for executive officers.

Commencing in 2014, Mr. Cregg will also be eligible to receive a bonus, which will be targeted at 125% of his annual base salary, in effect on the last day of such calendar year (the “Target Bonus”). The actual amount of bonus will depend upon the level of performance targets that are achieved by Mr. Cregg as determined in good faith by the Compensation Committee. With respect to the determination of the bonus: (i) if 100% of the target goals are achieved in a given year, the bonus shall be equal to the Target Bonus; and (ii) if the Company’s achievement of the performance goals for the applicable year is greater than or less than 100% of target goals, the bonus shall be calculated by the annual incentive plan then in effect for executive officers (provided, however, that the Compensation Committee may determine a maximum and minimum level of performance goals, above and below which no additional or lesser amount of the bonus will be paid).

Pursuant to the Employment Agreement, on February 5, 2014 and on January 1 of each calendar year of beginning in 2015, Mr. Cregg will be eligible to receive shares of restricted common stock (the “Stock Bonus”). The Stock Bonus shall have a targeted amount equal to two hundred percent (200%) of Mr. Cregg’s base salary in effect at the time of grant, divided by the average closing price of a share of common stock on the last twenty (20) trading days prior to any grant date. The Stock Bonus shall be divided with sixty percent (60%) being performance vested shares (the “Performance Shares”) and forty percent (40%) being time vested shares (the “Time Vested Shares”). The Performance Shares shall vest (and the restrictions on such vested shares will lapse) on December 31 of the year that is three (3) years from the date of grant, provided that Mr. Cregg remains continuously employed by the Company through each vesting date, upon achieving the following performance goals: (i) fifty percent (50%) of the Performance Shares will vest if the Company achieves a Total Return to Stockholders (“TRS”) of eight percent (8%) or more per annum over the three (3) calendar year period on a cumulative basis beginning on the grant date, with TSR as defined in the Employment Agreement, and (ii) the remaining fifty percent (50%) of the Performance Shares will vest if the Company achieves a TRS of fifteen percent (15%) or more per annum over the three (3) year calendar period on a cumulative basis beginning on the grant date. If the TRS is greater than eleven percent (11%) but less than fifteen percent (15%) over the three (3) year calendar period, the Performance Shares will vest on a pro rata basis. The Time Vested Shares shall vest in four (4) equal tranches with one quarter (25%) vesting on each December 31 following the grant date, provided that Mr. Cregg remains continuously employed by the Company through each vesting date. The Stock Bonus shall be governed by the Amended and Restated AV Homes, Inc. 1997 Incentive and Capital Accumulation Plan (2011 Restatement). The vesting dates for the February 5, 2014 grants shall be determined as if the awards were granted on January 1, 2014.

Pursuant to the Employment Agreement, Mr. Cregg is required to hold a number of vested shares of common stock having a fair market value equal to or greater than $2.5 million; provided, however, that such requirements shall not be in effect until the first time Mr. Cregg holds common stock having such a fair market value. Prior to exceeding such threshold, Mr. Cregg may not sell or otherwise dispose of any shares of common stock vested pursuant to the Employment Agreement other than to cover any tax liability resulting from vesting of his equity awards.

In the event the Company terminates Mr. Cregg’s employment for any reason other than Cause or if Mr. Cregg resigns for Good Reason, then Mr. Cregg is entitled to receive the following additional payments and benefits if Mr. Cregg signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) a pro-rata bonus for the year of termination based on actual achievement of results during such partial year, (ii) continuation of his then-current annual base salary for eighteen (18) months, payable in installments on the Company’s regular payroll dates, and (iii) reimbursement of his costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following his termination.

In the event Mr. Cregg’s employment terminates within twenty-four (24) months following a Change in Control (as defined in the Employment Agreement) for any reason other than Cause or if Mr. Cregg resigns for Good Reason, then Mr. Cregg is entitled to receive the following additional payments and benefits if Mr. Cregg signs a general release of claims in favor of the Company and cooperates in transitioning his job responsibilities: (i) eighteen (18) months of his annual Target Bonus, (ii) continuation of his then-current annual base salary for eighteen (18) months, payable in installments on the Company’s regular payroll dates, (iii) full vesting of any unvested stock shares previously awarded to him, and (iv) reimbursement of his costs of medical insurance continuation pursuant to COBRA for eighteen (18) months following termination.

The Employment Agreement includes a Section 280G “better of” provision, meaning if any of the payments or benefits provided to Mr. Cregg under the Employment Agreement or otherwise would not be deductible by the Company as a result of Section 280G of the Internal Revenue Code, then the payments or benefits will be reduced by the amount required, as described in the Employment Agreement, to avoid the excise tax imposed under Section 4999 of the Code, provided that the after-tax amount of such payments and benefits as so reduced is greater than or equal to the after-tax amount of such payments and benefits without such reduction.

The Employment Agreement also includes standard provisions relating to confidentiality, nondisparagement and ownership of the Company’s intellectual property, as well as covenants of non-competition and non-solicitation of employees and customers during Mr. Cregg’s employment and for a period of eighteen (18) months after his employment.

On February 5, 2014, the Company’s other executive officers also received shares of restricted stock having the same terms and conditions as the Performance Shares and Time Vested Shares described above. The number of shares issued to such executive officers, as well as to Mr. Cregg (calculated as described above), are listed below:

Executive Officer	No. Performance Shares	No. Time Vested Shares
Roger A. Cregg	25,848	17,232
Michael S. Burnett	5,331	3,554
Joseph Carl Mulac, III	7,270	4,846
Dave Gomez	3,877	2,585

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AV Homes, Inc.

Date: February 11, 2014	By:	/s/ Roger A. Cregg
	Name:	Roger A. Cregg
	Title:	Director, President, and Chief Executive Officer (Principal Executive Officer)